Exhibit 2

                              MANAGEMENT AGREEMENT

   THIS AGREEMENT made as of this 18th day of April, 1997, between (DEL) U.S. Environmental, Inc., a Delaware corporation, hereinafter called "Company", and Swiss American Capital Management, Inc., a Florida corporation qualified to do business in Florida ("Manager").

     WHEREAS, Manager shall operate the business and affairs of the Company for the benefit of the Shareholders; and

     WHEREAS, Manager has the expertise to provide the services offered by the Company on behalf of the Shareholders;

    WHEREAS, Company desires to engage Manager to manage the operation of the business and Manager desires to accept such engagement;

     NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, Company and Manager agree as follows:

     1. Employment of Manager. Owner hereby appoints Manager and Manager hereby accepts the appointment as manager to provide the Services.

     2. Term. The services of Manager shall commence upon the date of this Agreement, and shall continue until terminated as provided under Paragraph 7. The terms of this Agreement are contemplated to and shall survive the date of termination of Manager's services hereunder.

     3. Manager's Duties - General. From the effective date of this Agreement until the date of its termination, Manager shall be responsible for all operations, regulatory compliance, sales and marketing provided by the Company. The determination of Manager as to amounts to be expended for such purposes shall be final and Company will make available to Manager all monies deemed necessary by Company for Manager to fulfill its responsibilities under this Agreement.

     4. Specific Duties of Manager. During the period of this Agreement, Manager shall use its best efforts in the management and operation of the business of the Company so that the Company will be operated and maintained in a first quality manner.

          a. Submit before the beginning of each operating year and before the same date of each year thereafter an estimated profit and loss statement for the ensuing operating year, including a schedule of revenues and budget estimates in detail for repairs, maintenance, replacements, promotional and marketing efforts, and capital expenditures for each ensuing year. (All budget estimates are hereinafter referred to collectively as the "Annual Plan.")

        b. Establish and supervise accounting functions, with appropriate accounting and cost control systems. Manager shall cause to be prepared and filed all necessary reports with respect to withholding taxes, social security taxes, unemployment insurance, disability insurance, the Fair Labor Standards Act, and all other statements and reports pertaining to labor employed on Company's payroll in or about the Properties, if any.

          c. Make available to Company, the services of Manager's specialized expertise through duly licensed and competent personnel which would be useful in the performance of Manager's specific responsibilities hereunder, including its operation of the Company in conformity with all SEC rules and regulations for the operation of a publicly held corporation.

          d. Arrange for compliance with all statutes, ordinances, laws, rules, regulations, orders, and determinations affecting or issued in connection with the business of Company.

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     5. Manager's  Compensation During Operating Period. As compensation for the services to be rendered by Manager, Company will pay to Manager on each monthly anniversary date of this Agreement a sum to be mutually agreed upon by Company and Manager. Company shall be responsible for all expenses which Manager incurs in performing its duties hereunder and will make monies available to Manager on a timely basis. Notwithstanding any other provision hereof, Manager shall be entitled to additional reasonable compensation for services rendered to Company at Company's request and not specified as Manager's responsibility under this Agreement, including without limitation and by way of example the supervising of attorneys and other professionals hired to represent Company's interests.

     6.   Insurance.

          a. Manager shall maintain insurance of such kinds and amounts as Company shall be required to carry pursuant, as well as any other insurance that Company or any governmental entity shall require.

          b. Periodically, Manager shall furnish Company with a schedule setting forth the kinds and amounts of insurance then in force and the names of the insurers, and also setting forth such additional kinds and amounts of insurance as Manager then intends to procure. Promptly following the submission of each such schedule, Company shall notify Manager of any change in the kinds and amounts of insurance then in force or intended to be procured by Manager which Company shall elect to make and Manager shall forthwith apply for and obtain, if obtainable, endorsements to reflect any such change in the insurance then in force and such additional kinds and amounts of insurance as Company designates. All such additional insurance shall be obtained from such companies and through such brokers as Company shall direct.

          c. All policies of insurance shall name as the insureds thereunder Company, Manager and such other parties as may be required by the provisions of any mortgage, as their respective interests may appear. All policies of hazard insurance shall include loss payment clauses in the form required by any mortgage or lease. All insurance shall be obtained at Company's expense. The originals of all policies of insurance and duplicates thereof shall be delivered to Owner and to the holder of any mortgage as Company shall direct.

          d. Provided Manager shall procure and keep in force all of the procurable insurance required to be obtained by Manager pursuant to the foregoing provisions of this Paragraph 6, neither Company nor Manager shall assert against the other any claims for losses, damages, liability, or expenses (including attorneys' fees) incurred or sustained by either of them, to the extent that the same are covered by such insurance, on account of damage or injury to person or property arising out of the ownership, operation, or maintenance of the Properties. To the extent that the same exceed the amount covered by such insurance, such excess shall be paid by Company.

          e. Company and Manager shall each give prompt notice to the other of any claims made against either of them in connection with the Company and shall cooperate fully with each other and with any insurance carrier to the end that all such claims will be properly investigated and defended. Manager shall not hire any attorneys to defend any such claim against Company without Company's consent.

     7. Termination of Agreement. This Agreement and the employment of Manager shall be terminated and, except as to liabilities or claims which shall have accrued or arisen prior to such termination, all obligations hereunder shall cease upon the happening of any of the following events:

         a. If there shall be filed by Manager or Company in any court pursuant to any statute either of the United States or of any state a petition in bankruptcy or insolvency, or for a reorganization, or for the appointment of a receiver or trustee of all or a substantial portion of its property, or if Manager or Company makes an assignment for or petitions for or enters into an arrangement for the benefit of creditors, or if a petition in bankruptcy is filed against Manager which is not discharged within ninety (90) days thereafter.

         b. The giving of notice by Manager that it has elected, for any reason whatsoever, not to provide the services of Manager for the operations of the Company.

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         c. Upon the  giving of written  notice by either  party to the other of its election to terminate this Agreement, which termination shall be effective upon appointment by Company of a successor manager for the Company, but in any event no later than thirty (30) days after the giving of such notice.

          d. The occurrence of a default hereunder on the part of any party, if written notice of such default is given to the defaulting party and such default is not cured within a reasonable time thereafter, not to exceed thirty (30) days.

     8. Prohibition of Assignment. Manager shall not assign this Agreement or any of its rights hereunder; nor shall this Agreement or any of Manager's rights or obligations hereunder be transferable on Manager's part by operation of law or otherwise, except by merger or consolidation with another entity if the operating personnel of the surviving entity at the time of such merger or consolidation shall be substantially the same as the operating personnel of Manager.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed on the day and year first above written.

WITNESSES:                          COMPANY:

                                            (DEL) U.S. ENVIRONMENTAL, INC., a
                                            Delaware corporation
/s/ Deborah Pease                           By:  /s/ Max P. Schmid
Print Name: Deborah Pease                   Its:  President

                                    MANAGER:

                                    SWISS AMERICAN CAPITAL
                                    MANAGEMENT, INC., a Florida Corp.

/s/ Deborah Pease                   By:  /s/ Thomas P. Dolan
Print Name: Deborah Pease           Its: President